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                 FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

            THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT ("First Amendment") made this 28th day of February, 2000 by and between WARNER CHILCOTT, INC., a corporation organized under the laws of the State of Delaware ("Borrower"), the financial institutions which are now or which hereafter become a party hereto (collectively, the "Lenders" and individually a "Lender") and PNC BANK, NATIONAL ASSOCIATION, a national banking association, ("PNC"), as agent for Lenders (PNC, in such capacity, the "Agent").

                                   WITNESSETH

            WHEREAS, the Bank and the Borrower have previously entered into a commercial lending arrangement in accordance with the terms and provisions of a certain Loan and Security Agreement dated March 30, 1998 (the "Agreement"); and

            WHEREAS, the parties desire to amend this Agreement pursuant to the terms set forth in this First Amendment and memorialize the amendments to the Agreement by this writing.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed as follows:

            1. The definitions of the terms "Indenture" and "Maximum Revolving Advance Amount" are hereby deleted from the Agreement and new definitions are substituted therefor to read as follows:

                  "Indenture" shall mean a certain Indenture dated February 15, 2000 with respect to the issuance by the Borrower of $200,000,000 aggregate principal amount of its Senior Notes Due 2008.

                  "Maximum Revolving Advance Amount" shall mean $10,000,000.

            2. A new definition is hereby added to Subsection 1.2 of the Agreement to read as follows:

                  "Warner PLC Guaranty" shall mean the Continuing Guaranty in the form attached hereto as Exhibit A.

            3. Subsection 2.1(a) of the Agreement is hereby deleted and a new Subsection 2.1(a) is substituted therefor to read as follows:

                  2.1 (a) Revolving Advances. Subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, will make Revolving Advances to Borrower in aggregate amounts outstanding at any time equal to such Lender's Commitment Percentage of the lesser of(x) the Maximum Revolving Advance Amount or (y) an amount equal to the sum of:

                  (i) up to 85%, subject to the provisions of Section 2.1(b) hereof ("Receivables Advance Rate"), of Eligible Receivables, plus

                  (ii) up to the lesser of (A) 60%, subject to the provisions of
                  Section 2.1(b) hereof ("Inventory Advance Rate"), of the value of the Eligible Inventory (the Receivables Advance Rate and the Inventory Advance Rate shall be referred to collectively, as the "Advance Rates") or (B) $5,000,000 in the aggregate at any one time, plus

                  (iii) up to 95% of cash or Cash Equivalents maintained at the Agent and in form and substance acceptable to the Agent, minus

                  (iv) such reserves as Agent may reasonably deem proper and necessary from time to time.

                  In no event shall Revolving Advances against Eligible Receivables of Schering-Plough exceed $2,500,000 at any time, in the aggregate.


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                  The amount derived from the sum of(x) Sections 2.1(a)(y)(i),
                  (ii) and (iii) minus (y) Section 2.1 (a)(y)(iv) at any time and from time to time shall be referred to as the "Formula Amount". The Revolving Advances shall be evidenced by the amended revolving credit note ("Revolving Credit Note") substantially in the form attached hereto as Exhibit A.

            4. Subsection 2.11 of the Agreement is hereby deleted and a new Subsection 2.11 is substituted therefor to read as follows:

                  2.11 Use of Proceeds. Borrower shall apply the proceeds of Advances to (i) repay existing indebtedness owed to the Lenders, (ii) pay fees and expenses relating to this transaction, and (iii) to provide for the working capital needs of the Borrower.

            5. Subsections 3.2 and 3.3 of the Agreement are hereby deleted and new Subsections 3.2 and 3.3 are substituted therefor to read as follows:

                  3.2.(a) Closing Fee. Upon the execution of this First Amendment, Borrower shall pay to Agent a Closing Fee as in the amount of $225,000.

                  (b) Unused Line Fee. If, for any month during the Term, the average daily unpaid balance of the Advances for each day of such month does not equal the Maximum Revolving Advance Amount, then Borrower shall pay to Agent for the ratable benefit of Lenders a fee at a rate equal to three-eighths of one percent (3/8%) per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance. Such fee shall be payable to Agent in arrears on the last day of each month.

                  (c) Facility Fee. The Borrower shall pay to the Agent on or before the first day of January of each year during the Term the sum of $50,000.

                  3.3. Collateral Monitoring Fee. Borrower shall pay to Agent on the first day of each month a collateral monitoring fee in an amount equal to $1,500 per month. In addition, the Borrower shall pay to Agent, for each person employed to perform field examinations, collateral analysis and/or other business analysis, an amount equal to $750 per day for each person performing such examinations or analysis, plus all costs and disbursements incurred by Agent in the performance of such examinations or analysis.

      6. The following sentence is hereby added at the end of Subsection 4.2:

                  The Lenders agree to release their lien and security interest with respect to Borrower's trademarks and trade names provided:

                  (a) the Borrower has secured additional financing from other sources which require the granting of a security interest in Borrower's trademarks and trade names to such other sources; and

                  (b) such other sources agree to grant to the Lenders a license which would allow the Lenders to utilize the trademarks and trade names in connection with the sale of assets in a liquidation of the Borrower by the Lenders. The term of such license shall be satisfactory to the Lenders in their sole discretion.

      7. Subsections 7.7, 7.11 and 7.18 of the Agreement are hereby deleted and new Subsections 7.7, 7.11 and 7.18 are substituted therefor to read as follows:

                  7.7. Dividends. Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of Borrower except:
                  (i) that so long as (a) a notice of termination with regard to this Agreement shall not be outstanding, (b) no Event of Default or Default shall have occurred, and (c) the purpose for such purchase,


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            redemption or dividend shall be as set forth in writing to Agent at least ten (10) days prior to such purchase, redemption or dividend and such purchase, redemption or dividend shall in fact be used for such purpose, Borrower shall be permitted to pay dividends to Parent to pay interest accrued under the Indenture, to the extent permitted provided, however, that after giving effect to the payment of such dividends there shall not exist any Event of Default or Default;
            (ii) for cash dividends not to exceed $1,000,000 in the aggregate per fiscal year.

            7.11 Leases. Enter as lessee into any new lease arrangement for real or personal property (unless capitalized and permitted under Section
            7.6 hereof) if after giving effect thereto, aggregate annual rental payments for all new leased property would exceed $750,000 in any one fiscal year.

            7.18 Subordinated Debt Payment. At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire or make any payment on account of any principal of, interest on, or premium payable, in connection with the repayment or redemption of the Subordinated Debt Payment, except as expressly required by the terms of the Indenture.

      8. A new Subsection 7.20 is hereby added to the Agreement to read as follows:

            7.20 Interest Coverage Ratio. Cause, suffer or permit the Borrower's Interest Coverage Ratio to be less than 1 to 1. For the purposes hereof, the term "Interest Coverage Ratio" shall be deemed to mean the ratio of EBITDA to total interest payable on all of Borrower's Debt as determined in accordance with GAAP.

      9. Subsection 13.1 of the Agreement is hereby deleted and a new Subsection
13.1 is substituted therefor to read as follows:

                  13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until February 28, 2002 (the "Term") unless sooner terminated as herein provided. Borrower may terminate this Agreement at any time upon ninety (90) days' prior written notice upon payment in full of the Obligations. In the event the Obligations are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the "Early Termination Date"), Borrower shall pay to Agent for the benefit of Lenders an early termination fee in the amount of $50,000.

      10. Simultaneously with the execution of this First Amendment and as a condition precedent to the consummation of the transaction evidenced by this First Amendment, the Borrower shall deliver to the Bank the following: (a) Evidence of the completion and funding of the indebtedness evidenced by the Indenture; (b) Evidence of the acquisition by Borrower from Bristol-Myers Squibb of the project known as Excalibur; (c) Receipt and satisfactory review of the audited financial statements of the Excalibur product lines; (d) Delivery of a borrowing base certificate satisfactory to the Lenders evidencing Undrawn Availability of at least $5,000,000; (e) The executed Revolving Credit Note; (f) Resolutions and a certificate from the Borrower's corporate secretary indicating approval of the transactions contemplated by this First Amendment; (g) Opinion of Borrower's counsel with respect to due execution, delivery and performance of the transactions evidenced by this First Amendment and related documents; (h) the Warner PLC Guaranty; (i) Resolutions and a Certificate from Warner PLC's corporate secretary indicating approval of the Warner PLC Guaranty; (j) Opinion of Warner PLC's counsel with respect to due execution, delivery and performance of the transaction evidenced by the Warner PLC Guaranty; and (k) payment of the Closing Fee.

      11. The Agent and the Lenders acknowledge that the Financial Support Undertaking is hereby released and has no further force or effect.

      12. Notwithstanding any term or provision contained herein, or in the Agreement or the Other Documents, to the contrary, in connection with the acquisition by Borrower from Bristol-Myers Squibb of the project known as Excalibur, the Lenders are not being granted a security interest in any Intellectual Property (as such term is defined in the Asset Purchase Agreement dated as of January 26, 2000, between Bristol-Myers Squibb Company and Warner Chilcott, Inc.) or any other General Intangibles acquired by the Borrower on or after January 26, 2000 as part of the acquisition of a business or business entity. However, (a) by this writing the Borrower hereby grants the


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Lenders a license to utilize the trademarks and trade names referred to above in connection with the sale of assets in a liquidation of the Borrower by the Lenders; and (b) the Borrower shall not grant a security interest or assign to any other party the trademarks and trade names referred to above unless such other party provides the Lenders with documentation satisfactory to the Lenders in their sole discretion, such documentation to provide the Lenders with a license which would allow the Lenders to utilize the trademarks and trade names in connection with the sale of assets in a liquidation of the Borrower by the Lender. In the event that the Borrower at any time in the future acquires any other business entity that includes inventory subject to trade names or trademarks, the Lenders shall not include the value of any such inventory within the Borrowing Base.

            13. The Borrower hereby affirms and/or makes the representations and warranties contained in Section V of the Agreement as amended herein, and represents that said representations and warranties are true as of the date of this First Amendment.

            14. The Borrower hereby affirms and/or agrees to comply with the covenants contained in Sections VI and VII of the Agreement as amended herein.

            15. All the remaining terms and conditions of the Agreement and all other Loan Documents (including any amendments thereto) except as specifically modified herein or in connection herewith shall remain in full force and effect, and any term not otherwise defined herein shall have the meaning described thereto in the Agreement or the other Loan Documents.

            16. This First Amendment may be executed in counterpart originals.

                                    * * * * *


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            IN WITNESS WHEREOF, the parties have hereunto set their hands and seals or caused these presents to be signed by their respective corporate officers and the proper corporate seal to be affixed hereto the day and year first above written.

                       WARNER CHILCOTT, INC.
ATTEST:

                       By /s/ Paul S. Herendeen
                       Name: Paul S. Herendeen
/s/ Beth P. Hecht      Title: Executive Vice President & Chief Financial Officer
Name: Beth P. Hecht
Title: Senior Vice President & General Counsel
[SEAL]


                       PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent

                       By: /s/ Michelle Stanley-Nurse
                       Name: MICHELLE STANLEY-NURSE
                       Title: Vice President
                       Two Tower Center Boulevard
                       East Brunswick, New Jersey 08816

                       Commitment Percentage: 100%


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